Alico Inc. Announces Credit Restructure
Renegotiated Terms Include Relaxed Covenants and Variable Interest

LaBelle, FL, September 8, 2010 — Alico, Inc. (NASDAQ: ALCO), a land management company, announced that it has entered into a Credit Agreement (the “Agreement”) with RABO AGRIFINANCE, INC. for $100 million to refinance its term note and revolving line of credit with Farm Credit of Southwest Florida (“Farm Credit”).  Proceeds from the Agreement were used to extinguish the Company’s term note and revolving line of credit with Farm Credit.

Major changes resulting from the Agreement were as follows:

	Term Note		RLOC
Provision	New	Old	New	Old

Interest	Variable	Fixed	Variable	Variable
Interest rate	LIBOR + 2.50%	6.79%	LIBOR + 2.50%	LIBOR + 2.50%
Collateral	Citrus groves	Farm & ranch property	Farm property	Farm & ranch property
Loan to value	50%	60%	50%	60%
Quarterly principal payments	$ 500,000	$ 1,250,000	N/A	N/A
Prepayment penalty	None	Variable	None	None
Debt service coverage measurement period	2 years	1 year	2 years	1 year
Maturity date	October 2020	September 2018	October 2020	August 2012

Under the Agreement, RABO AGRIFINANCE, INC. will provide the Company with a Term Note of $40.0 million and a Revolving Line of Credit (“RLOC”) of $60.0 million.  Among other requirements, the Agreement provides that Alico must maintain a current ratio of not less than 2 to 1, a debt ratio of not greater than 60%, minimum tangible net worth of $80 million and a debt service coverage ratio of not less than 1.15 to 1.  A breach of the debt service coverage ratio will not be considered an event of default unless the ratio is breached for two consecutive years.

The 10 year $40.0 million Term Note will bear interest at a floating rate of one month LIBOR plus 250 basis points payable quarterly beginning October 1, 2010.  Quarterly principal payments of $500 thousand will commence beginning October 1, 2011.  Thereafter, quarterly payments of $500 thousand principal plus accrued interest will be payable on the first day of January, April, July and October until the note’s maturity on October 1, 2020, when the remaining principal balance and accrued interest shall be due and payable.  The Term Note is collateralized by approximately 12,280 acres of property containing approximately 8,600 acres of producing citrus groves with a third party appraised value of $81.6 million.

The Agreement also provides for a 10 year $60.0 million RLOC which bears interest at a floating rate equal to one month LIBOR plus 250 basis points on the outstanding balance payable quarterly beginning October 1, 2010.  Thereafter, quarterly interest will be payable on the first day of January, April, July and October until the RLOC matures on October 1, 2020, when the remaining principal balance and accrued interest shall be due and payable.  The RLOC is collateralized by approximately 44,000 acres of farmland with a third party appraised value of $126.5 million currently utilized by the Company’s sugarcane, leasing and cattle operations.

The prepayment of the term loan with Farm Credit resulted in the Company incurring a one-time charge of $3.1 million and the recognition of approximately $250 thousand of unamortized loan origination fees, which will be charged to interest expense during the Company’s fourth quarter ending September 30, 2010.  Loan origination fees incurred as a result of entry into the Agreement, which include appraisal fees, document stamps, legal fees and lender fees of approximately $900 thousand, will be capitalized and amortized over the remaining term of the Agreement.

JD Alexander, the Company’s President and CEO stated, “We are pleased to enter into this Agreement with RABO AGRIFINANCE, INC.  We have found Rabobank to be very forthright and accommodating and look forward to a long relationship.  While we incurred substantial costs related to this restructure, when the estimated cash flows from the previous financing and revised financing are discounted over the term of the agreements, based on current interest rate expectations, we see substantial incremental value in the Rabobank Credit Agreement.  Furthermore, the long term nature of the RLOC and extended grace period related to the debt service coverage ratio provides the Company needed flexibility in light of the volatile nature of agricultural profits.  We are committed to structuring the Company to provide a stable stream of cash flows through diversification, but these efforts are expected to take several years.  The Credit Agreement does not contain any prepayment penalties, which should allow the Company to manage its debt obligations in the future to provide maximum benefit to the shareholders.  We recognize the efforts of the entire Alico management team, led by Pat Murphy as CFO, in getting the Agreement closed.”

For further information concerning the Agreement, please refer to the Company’s filing on Form 8-K.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the statement that when the estimated cash flows from the previous financing and revised financing are discounted over the term of the agreements, based on current interest rate expectations, the Credit Agreement is extremely competitive and the statement that the Company should be able to manage its debt obligations in the future to the maximum benefit of the shareholders, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.